Exhibit 99.1

TopBuild Completes Acquisition

of Distribution International

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Provides significant entry into ~$5 billion mechanical insulation market
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Expands footprint and increases penetration within key markets, including recurring MRO business
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Adds industry leading fabrication capabilities
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Strategically positions TopBuild as the leading supplier of energy saving insulation products in three critical and growing end-markets
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Enhances robust M&A pipeline with new roll-up opportunities in fragmented industrial and commercial end-markets
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Expected to be accretive to GAAP EPS in the first full year after close
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Anticipate $35M to $40M of run-rate cost synergies

DAYTONA BEACH, FL – October 18, 2021 — TopBuild Corp. (NYSE:BLD), a leading installer and specialty distributor of insulation and building material products, has successfully completed its previously announced acquisition of Distribution International (“DI”) from Advent International, in an all cash transaction valued at $1.0 billion.

Robert Buck, President and Chief Executive Officer of TopBuild, stated, “We welcome the DI team to TopBuild and are excited to now be the leader in the $5 billion mechanical insulation market, a highly attractive and complementary new growth platform.  Our leadership teams have been working together to ensure a smooth transition as we begin to integrate DI into TopBuild’s systems and supply chain.  We are confident this combination will benefit all of our stakeholders.”

On a June 30, 2021 pro forma basis, the combined company had trailing twelve-month revenue of $3.93 billion and adjusted EBITDA of $647 million, inclusive of expected run rate synergies of $35 million to $40 million.  The Company funded this transaction through a previously announced 4.125% $500.0 million Senior Notes offering and a $300.0 million term loan as well as with cash on hand.  As of June 30, 2021, on a pro forma basis, the Company’s net debt to adjusted EBITDA implies a multiple of 2.5 times pre-synergies.  (see attached reconciliation table)

Buck noted, “The transaction is expected to be accretive to GAAP EPS in the first full year after close. This compelling acquisition supports our profitable growth strategy and is another important step for TopBuild as a leader in supplying energy saving insulation solutions.”

J.P. Morgan Securities LLC served as financial advisor to TopBuild and Jones Day acted as legal counsel.  RBC Capital Markets, LLC served as financial advisor, and Weil, Gotshal & Manges LLP acted as legal counsel to Advent and DI.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is a leading installer and specialty distributor of insulation and building material products to the North American construction industry. We provide insulation solutions and building material installation services through TruTeam which has approximately 235 branches.  We distribute building insulation and building product materials for the residential and commercial end-markets through Service Partners and mechanical insulation and other specialty products for the commercial and industrial end-markets through Distribution International.  Our specialty distribution network encompasses 175 branches.  To learn more about TopBuild please visit our website at www.topbuild.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results.  These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods.  These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements.  Our forward-looking statements contained herein speak only as of the date of this press release.  For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include, without limitation, risks inherent in the achievement of cost synergies from the DI acquisition and the timing thereof; risks related to the disruption to us and DI and their respective management as a result of the acquisition; the effect of the closed acquisition on DI’s ability to retain and hire key personnel and maintain relationships with clients, suppliers and other third parties; our ability to successfully integrate DI, including whether and to what extent the acquisition will be accretive within the expected timeframe; and those described in the risk factors contained in our filings with the Securities and Exchange Commission.  Although TopBuild believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801

TopBuild Corp.

Unaudited Pro Forma Non-GAAP Reconciliation

(dollars in millions)

	Trailing Twelve Months Ended June 30, 2021
	Historical TopBuild	Proforma Other Acquisitions	Proforma DI	Pro Forma Combined
Net sales	$2,996	$189	$747	$3,932

Adjusted EBITDA Reconciliation

Net income (loss), as reported	$291	$12	$(6)	$297
Adjustments to arrive at EBITDA, as adjusted:
Interest expense and other, net	28	-	34	62
Income tax expense (benefit)	96	4	(2)	98
Depreciation and amortization	62	7	26	95
Share-based compensation	11	-	-	11
Rationalization charges	-	-	9	9
Acquisition related adjustments	3	-	14	17
Refinancing costs and loss on extinguishment of debt	14	-	1	15
Other	1	-	(1)	-
EBITDA, as adjusted, pre-synergies	$506	$23	$75	$604
Synergies		5	38	43
EBITDA, as adjusted, post-synergies	$506	$28	$113	$647

Net Debt Calculation

Long-term debt, gross	$718	$-	$-	$718
Acquisition debt	-	-	804	804
Total long-term debt, gross	$718	$-	$804	$1,522

Cash and cash equivalents	$262	$-	$-	$262
Acquisition cash, net	-	-	(245)	(245)
Total cash and cash equivalents	$262	$-	$(245)	$17

Net debt, total				$1,505